Exhibit 99.1

  Lattice Semiconductor Reports Fourth Quarter and Year End Financial Results

     HILLSBORO, Ore.--(BUSINESS WIRE)--Jan. 24, 2005--Lattice Semiconductor Corporation (Nasdaq:LSCC) today announced financial results for the fourth quarter and year ending December 2004.
     For the year 2004, revenue was $225.8 million, an increase of eight percent from the $209.7 million reported in 2003. During 2004, PLD revenue grew six percent to $183.1 million and accounted for 81 percent of total revenue while FPGA revenue increased 15 percent to $42.7 million and accounted for 19 percent of total revenue.
     Net loss for 2004 was $52.0 million ($0.46 per share), an improvement from the net loss of $91.8 million ($0.82 per share) reported in 2003. These losses include charges of $47.3 million and $77.1 million, respectively, for the amortization of intangible assets. Excluding these charges, the loss for 2004 was $4.7 million ($0.04 per share) as compared to a loss of $14.7 million ($0.13 per share) for 2003. These non-cash amortization charges have been highlighted as they are currently expected to be substantially eliminated in 2008. The Company believes exclusion of these charges more closely approximate its cash earnings performance. A reconciliation of non-GAAP loss to GAAP net loss accompanies the financial tables in this earnings release.
     For the fourth quarter of 2004, revenue was $48.5 million, a decrease of eight percent from the $52.8 million reported in the same quarter a year ago and a decrease of 15 percent from the $57.3 million reported last quarter. Quarterly revenue from PLD products was $39.6 million, or 82 percent of total revenue, and declined 14 percent sequentially. Quarterly revenue from FPGA products was $8.9 million, or 18 percent of total revenue, and declined 21 percent sequentially. Quarterly revenue from New products, now 26 percent of total revenue, grew 5 percent sequentially and 72 percent on a year over year basis.
     Net loss for the fourth quarter was $13.1 million ($0.12 per share). This loss includes a $5.8 million charge for amortization of intangible assets. Excluding this charge, loss for the quarter was $7.4 million ($0.07 per share). This non-cash amortization charge has been highlighted as these charges are currently expected to be substantially eliminated in 2008. The Company believes exclusion of these charges more closely approximate its cash earnings performance. A reconciliation of non-GAAP loss to GAAP net loss accompanies the financial tables in this earnings release.
     "Last quarter was a difficult one for the PLD industry and our results reflect these unfavorable market conditions," stated Cyrus Y. Tsui, chairman and chief executive officer. "On a positive note, we posted sequential revenue growth from our New products, reduced our inventory balance and continued to generate positive cash flow from operations before the payment of a $25 million advance to our foundry partner Fujitsu."
     "The year 2004 has been a period of transition for Lattice," continued Tsui. "We sustained a large R&D investment in order to support the development of a full portfolio of next generation FPGA product families. We believe these new products will be critical to our long-term success and ability to grow our revenue and market share in this attractive segment. During the third quarter, we initiated the market roll-out of the first of these new families, the LatticeEC(TM) and LatticeEC-DSP(TM), and are now moving quickly towards volume production availability of all 12 devices in these families. At this early stage, we remain pleased with the initial customer reception and are optimistic about the market potential for these new FPGA families. Looking forward, we expect this new product momentum to continue throughout 2005 as we continue our roll-out of additional families of differentiated products targeted at the FPGA market."

     Business Outlook - March 2005 Quarter:

     --   Quarterly revenue is expected to be $46 million to $49 million;

     --   Gross margin percentage is expected to be approximately flat;

     -- Total operating expenses are expected to increase by $1 million to $2 million;

     -- Intangible asset amortization is expected to be approximately $4.4 million; and

     --   Other Income is expected to be approximately $1 million.

     On January 25, 2005, Lattice will hold a telephone conference call at 5:30 am (Pacific Time) with financial analysts. Investors may listen to our conference call live via the web at www.lscc.com. Replays of the call will also be available at www.lscc.com. On March 15, 2005, we plan to publish a "Business Update Statement" on our website. Our financial guidance will be limited to the comments on our public quarterly earnings call and these public business outlook statements. Additionally, during the March 2005 quarter, Lattice plans to participate in investor conferences sponsored by Goldman Sachs and Morgan Stanley. Specific presentation dates and times are posted on our website at www.lscc.com.
     The foregoing paragraphs contain forward-looking statements within the meaning of the federal securities laws including statements about future quarterly financial results, revenues, customers, product offerings and the Company's ability to compete. Investors are cautioned that actual events and results could differ materially from these statements as a result of a number of factors, including overall semiconductor market conditions, market acceptance and demand for the Company's new products, the Company's dependencies on our silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks. The Company does not intend to update or revise any forward looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
     Lattice Semiconductor Corporation, the inventor of in-system programmable (ISP(TM)) logic products, designs, develops and markets the broadest range of Field Programmable Gate Arrays (FPGA), Field Programmable System Chips (FPSCs) and high-performance Programmable Logic Devices (PLDs), including Complex Programmable Logic Devices (CPLD), Programmable Mixed Signal Components (ispPAC), and Programmable Digital Interconnect (ispGDX). Lattice also offers industry leading SERDES products. Lattice offers total solutions for today's system designs by delivering the most innovative programmable silicon products that embody leading-edge system expertise.
     Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in the communications, computing, consumer, industrial and military end markets. Company headquarters are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124 USA. For more information access our web site at www.latticesemi.com.

     Lattice Semiconductor Corporation, L (& design), Lattice (& design) ISP and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.


                   Lattice Semiconductor Corporation
                 Consolidated Statement of Operations
                 (in thousands, except per share data)

                       Three months ended              Year Ended
                --------------------------------- --------------------
                  Dec. 31,  Sept. 30,  Dec. 31,    Dec. 31,  Dec. 31,
  Description       2004      2004       2003        2004      2003
----------------------------------------------------------------------
                (unaudited)(unaudited)(unaudited) (unaudited)

Revenue            $48,541    $57,281    $52,757    $225,832 $209,662

Costs and
 expenses:
 Costs of
  products sold     21,058     24,848     23,814      96,857   89,266
 Research and
  development       22,886     23,213     22,385      90,957   87,092
 Selling,
  general and
  administrative    13,017     13,630     13,562      53,803   50,773
 Amortization of
  intangible
  assets (1)(2)      5,759      5,785     18,661      47,249   77,127
                --------------------------------- --------------------

     Total costs
      and
      expenses      62,720     67,476     78,422     288,866  304,258
                --------------------------------- --------------------
Loss from
 operations        (14,179)   (10,195)   (25,665)    (63,034) (94,596)

Other income
 (expense), net      1,141      3,989        421      11,373   (3,064)
                --------------------------------- --------------------

Loss before
 (benefit)
 provision for
income taxes       (13,038)    (6,206)   (25,244)    (51,661) (97,660)

Provision
 (benefit) for
 income taxes          100        118          0         318   (5,854)
                --------------------------------- --------------------

Net loss          ($13,138)   ($6,324)  ($25,244)   ($51,979)($91,806)
                ================================= ====================

Basic net loss
 per share          ($0.12)    ($0.06)    ($0.22)     ($0.46)  ($0.82)
                ================================= ====================

Diluted net loss
 per share          ($0.12)    ($0.06)    ($0.22)     ($0.46)  ($0.82)
                ================================= ====================

Shares used in
 per share
 calculations:

     Basic         113,307    113,181    112,364     112,976  111,794
                ================================= ====================

     Diluted (3)   113,307    113,181    112,364     112,976  111,794
                ================================= ====================

Notes:

(1) Intangible assets subject to amortization aggregate $40.8 million, net, at December 31, 2004 and relate to the acquisition of Cerdelinx Technologies, Inc. on August 26, 2002, the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 and the acquisition of Integrated Intellectual Property Inc. on March 16, 2001. These intangible assets are amortized to expense generally over three to seven years on a straight-line basis.
(2) Includes $0.6 million, $0.7 million and $0.8 million of deferred stock compensation expense for the quarters ended December 31, 2004, September 30, 2004, December 31, 2003, respectively, attributable to Research and Development activities. Includes $3.4 million, and $5.7 million of deferred stock compensation expense for the years ended December 31, 2004, and December 31, 2003, respectively, attributable to Research and Development activities.
(3) For all periods presented, the computation of diluted net loss per share excludes the effect of stock options and our convertible notes as they are antidilutive.


                  Lattice Semiconductor Corporation
                      Consolidated Balance Sheet
                            (in thousands)

                                                  Dec. 31,   Dec. 31,
                   Description                      2004       2003
------------------------------------------------------------ ---------
                                                 (unaudited)
                     Assets
Current assets:
  Cash and short-term investments                  $296,295  $277,750
  Accounts receivable, net                           19,587    26,796
  Inventories                                        38,634    46,630
  Other current assets                               46,527    51,537
                                                 ----------- ---------
           Total current assets                     401,043   402,713

Property and equipment, net                          47,586    53,800
Foundry investments, advances and other assets       97,877    86,883
Goodwill and other intangible assets, net (1)       264,400   308,232
                                                 ----------- ---------

                                                   $810,906  $851,628
                                                 =========== =========
      Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable and other accrued
         liabilities                                $61,161   $28,537
  Deferred income on sales to distributors           11,399    10,564
                                                 ----------- ---------
           Total current liabilities                 72,560    39,101

Zero Coupon Convertible notes due in 2010           169,000   184,000
Other long-term liabilities                          26,755    22,415
                                                 ----------- ---------
                                                    195,755   206,415

Stockholders' equity                                542,591   606,112
                                                 ----------- ---------

                                                   $810,906  $851,628
                                                 =========== =========
Note:

(1) At December 31, 2004, includes approximately $223.6 million in Goodwill and $40.8 million of other intangible assets, net, related to previous acquisitions. The other intangible assets will be amortized to expense generally over three to seven years. Goodwill is not amortized effective with the March 2002 quarter.




Appendix 1
                     Lattice Semiconductor Corporation
        Consolidated Operations Information- Non-GAAP Basis (1)
                   (in thousands, except per share data)
                             (unaudited)

                             Three months ended         Year Ended
                         -------------------------- ------------------
                         Dec. 31, Sept. 30, Dec. 31, Dec. 31, Dec. 31,
       Description         2004     2004     2003      2004     2003
----------------------------------------------------------------------
Revenue                   $48,541  $57,281 $52,757  $225,832 $209,662

Costs and expenses:
  Costs of products sold   21,058   24,848  23,814    96,857   89,266
  Research and
   development             22,886   23,213  22,385    90,957   87,092
  Selling, general and
   administrative          13,017   13,630  13,562    53,803   50,773
                         -------------------------- ------------------

      Total costs and
       expenses            56,961   61,691  59,761   241,617  227,131
                         -------------------------- ------------------
Loss from operations       (8,420)  (4,410) (7,004)  (15,785) (17,469)

Other income (expense),
 net                        1,141    3,989     421    11,373   (3,064)
                         -------------------------- ------------------

Loss before provision
 (benefit)
    for income taxes       (7,279)    (421) (6,583)   (4,412) (20,533)

Provision (benefit) for
 income taxes                 100      118       0       318   (5,854)
                         -------------------------- ------------------

Non-GAAP net loss         ($7,379)   ($539)($6,583)  ($4,730)($14,679)
                         ========================== ==================

Diluted Non-GAAP loss per
 share (2)                 ($0.07)  ($0.00) ($0.06)   ($0.04)  ($0.13)
                         ========================== ==================

Shares used in
 calculations             113,307  113,181 112,364   112,976  111,794
                         ========================== ==================

Notes:

(1) This table presents operating information which is consistent with the information reported by Thompson Financial, Reuters and Zacks for Lattice Semiconductor Corporation. A reconciliation to GAAP on a per share basis is attached as Appendix 2.
(2) For all periods presented, the computation of diluted Non-GAAP loss excludes the effect of stock options and our convertible notes as they are antidilutive.



Appendix 2

                  Lattice Semiconductor Corporation
                 Non-GAAP Earnings Reconciliation (1)
                             (unaudited)

                             Three months ended         Year Ended
                         --------------------------  -----------------
                         Dec. 31, Sep. 30, Dec. 31,  Dec. 31, Dec. 31,
       Description         2004     2004     2003      2004     2003
----------------------   -------- -------- --------  -------- --------
Net loss                  ($0.12)  ($0.06)  ($0.22)   ($0.46)  ($0.82)

Add:
Amortization of
 intangible assets         $0.05    $0.06    $0.16     $0.42    $0.69
                         ---------------------------------------------
Non-GAAP loss             ($0.07)   $0.00   ($0.06)   ($0.04)  ($0.13)
                         =============================================

Notes:

(1) This table reconciles net loss to non-GAAP information, which is presented in Appendix 1, on a per-share basis.



Appendix 3
                  LATTICE SEMICONDUCTOR CORPORATION
           - Supplemental Historic Financial Information -
                              (Q4 2004)

Operations Information                      Q404      Q304     Q403
                                          --------- -------- ---------
  Percent of Revenue
                          Gross Margin      56.6%     56.6%    54.9%
                           R&D Expense      47.1%     40.5%    42.4%
                          SG&A Expense      26.8%     23.8%    25.7%
                        Operating Loss     -29.2%    -17.8%   -48.6%
             Operating Loss (Non-GAAP)     -17.3%     -7.7%   -13.3%

  Depreciation Expense ($000)              3,890     4,185    4,598
  Capital Expenditures ($000)              2,301     1,361    1,808

Balance Sheet Information
  Current Ratio                              5.5       5.6     10.3
  A/R Days Revenue Outstanding                37        43       46
  Inventory Months                           5.5       4.7      5.9

Revenue % (by Product Family)
  FPGA                                        18%       20%      20%
  PLD                                         82%       80%      80%

Revenue % (by Product Classification(a))
  New                                         26%       21%      14%
  Mainstream                                  35%       43%      42%
  Mature                                      39%       36%      44%

Revenue % (by Geography)
  Americas                                    33%       31%      36%
  Europe (incl. Africa)                       26%       22%      22%
  Asia (incl. ROW)                            41%       47%      42%

Revenue % (by End Market)
  Communications                              48%       50%      51%
  Computing                                   20%       20%      21%
  Other                                       32%       30%      28%

Revenue % (by Channel)
  Direct                                      59%       62%      61%
  Distribution                                41%       38%      39%

(a) Product Classification:
---------------------------
 New:         LatticeEC/P,  FPSC, XPLD, XPGA, GDX2, ORCA 4, ispMACH
  4000, ispMACH 4000 Z, ispPAC-PWR, ispCLK

 Mainstream: ORCA 3, GDX/V, ispMACH L/V, ispLSI 2000V, ispLSI 5000V, ispLSI 8000V, ispMACH 5000VG, and Other

 Mature:      ORCA 2, All 5-Volt CPLDs, All SPLDs


     CONTACT: Lattice Semiconductor Corporation
              Rodney Sloss, 503-268-8000